EXHIBIT A: Joint Filing Agreement
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the other Reporting Person (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value $0.00001 per share, and American Depositary Shares, each representing 50 ordinary shares, of Trina Solar Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
[Remainder of this page has been left intentionally blank.]

Signature Page
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 12th day of February 2010.

Jifan Gao	/s/ Jifan Gao
Jifan Gao

Wonder World Limited	By:	/s/ Tommy Low and Mark Wong
		Name:	Tommy Low and Mark Wong
		Title:	Authorized Signatories for and on behalf of Fiduciary Services Limited as sole director of Wonder World Limited